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FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity New York Municipal Trust II

Series Number	2
Fund	Fidelity New York AMT Tax-Free Money Market Fund
Trade Date	10/06/10
Settle Date	10/14/10
Security Name	DASNY PIT 10E 2% 2/15/11
CUSIP	649902T52
Price	100.563
Transaction Value	$5,334,867.15
Class Size	392,415,000
% of Offering	1.35%
Underwriter Purchased From	RBC Capital Markets
Underwriting Members: (1)	RBC Capital Markets
Underwriting Members: (2)	M.R. Beal & Company
Underwriting Members: (3)	BB&T Capital Markets
Underwriting Members: (4)	Blaylock Robert Van LLC
Underwriting Members: (5)	Citigroup Global Markets Inc.
Underwriting Members: (6)	Duncan-Williams Inc
Underwriting Members: (7)	Fidelity Capital Markets
Underwriting Members: (8)	Goldman, Sachs & Co.
Underwriting Members: (9)	Jackson Securities
Underwriting Members: (10)	Janney Montgomery Scott LLC
Underwriting Members: (11)	J.P. Morgan Securities Inc.
Underwriting Members: (12)	Lebenthal & Co., LLC
Underwriting Members: (13)	Loop Capital Markets LLC
Underwriting Members: (14)	Morgan Keegan & Company, Inc.
Underwriting Members: (15)	Morgan Stanley & Co. Incorporated
Underwriting Members: (16)	Raymond James & Associates, Inc
Underwriting Members: (17)	BofA Merrill Lynch
Underwriting Members: (18)	Rice Financial Products Company
Underwriting Members: (19)	Roosevelt & Cross Inc
Underwriting Members: (20)	Stifel, Nicolaus & company Inc
Underwriting Members: (21)	Stone & Youngberg